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                             CONEXANT SYSTEMS, INC.               Exhibit 4.c.2
               MICROCOSM COMMUNICATIONS LIMITED STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT
                        STOCK OPTION TERMS AND CONDITIONS


                  THE OPTIONS HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN RULE 902(L) UNDER THE SECURITIES ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN RULE 902(k) UNDER THE SECURITIES ACT) EXCEPT AS SET FORTH BELOW. THE OPTIONS ARE BEING OFFERED AND SOLD ONLY (a) IN OFFERS AND SALES OUTSIDE THE UNITED STATES TO PERSONS OTHER THAN U.S. PERSONS OR (b) IN A PRIVATE PLACEMENT IN THE UNITED STATES TO "ACCREDITED INVESTORS" (AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT). DURING THE PERIOD TWO YEARS AFTER THE GRANT DATE OF AN OPTION, THE OPTIONS MANY NOT BE RESOLD OR OTHERWISE TRANSFERRED EXCEPT (a) TO CONEXANT SYSTEMS, INC. OR ANY SUBSIDIARY THEREOF, (b) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (d) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (e) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE). DURING THE PERIOD ONE YEAR AFTER THE GRANT DATE OF AN OPTION, HEDGING TRANSACTIONS INVOLVING OPTIONS ACQUIRED IN A TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
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1.       Definitions

                  Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

                  (a) ChaseMellon. ChaseMellon Shareholder Services, the Stock Option Administrator whom Conexant has engaged to administer and process certain stock option exercises.

                  (b) Conexant. Conexant Systems, Inc., a Delaware corporation.

                  (c) Grant Date. The Closing Date, as defined in the Stock Purchase Agreement and set forth in the letter dated January 6, 2000, to which the Stock Option Terms and Conditions are attached.

                  (d) IVR. Integrated Voice Response system that is used to facilitate all stock option transactions conducted through ChaseMellon.

                  (e) Microcosm. Microcosm Communications Limited, a corporation incorporated under the laws of England and Wales.

                  (f) Options. The stock option or stock options listed in the first paragraph of the letter dated January 6, 2000 to which these Stock Option Terms and Conditions are attached and which together with these Stock Option Terms and Conditions constitutes the Stock Option Agreement.

                  (g) Option Shares. The Shares issuable or transferable on exercise of the Options.

                  (h) Plan. Conexant's Microcosm Communications Limited Stock Option Plan, as such Plan may be amended and in effect at the relevant time.

                  (i) Shares. Shares of Conexant common stock, par value $1 per share, or any shares into which they are exchanged or reclassified.

                  (j) Stock Option Agreement. These Stock Option Terms and Conditions together with the letter dated January 6, 2000 to which they are attached.


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                  (k) Stock Purchase Agreement. Stock Purchase Agreement dated as of January 6, 2000 by and between Conexant and the Shareholders and Option Holders of Microcosm Communications Limited.

2.       When Options May be Exercised.

                  The Options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time, at any time after the Grant Date until two years after the Grant Date.

3.       Exercise Procedure Prior to Registration.

                  (a) Until the holder of Options has been notified by Conexant that a registration statement registering the Option Shares to be issued upon exercise of the Options (the "Registration Statement") has been declared effective by the Securities and Exchange Commission (the "SEC"), to exercise all or any part of Options any holder of Options (or any other person entitled to exercise the Options) must contact the Conexant Office of Stock Administration at (949) 483-4525. Full payment of the exercise price for the Option Shares may be made: (i) in cash; (ii) in Shares; (iii) in a combination of cash and Shares; or (iv) subject to Section 5, by cashless exercise.

                  (b) In connection with such exercise, Conexant may require that the exercise contain or be accompanied by written acknowledgment that such holder is making the representations and warranties contained in Section 8 as of the date of exercise. In addition, in the case of an exercise of the Options by any person other than the original holder seeking to exercise the Options, the Secretary of Conexant may require additional documents to establish to its satisfaction that the person seeking to exercise the Options is entitled to do so.

                  (c) An exercise of the whole or any part of the Options shall be effective:

                  (i) if a holder of Options elects to pay the exercise price for the Option Shares entirely in cash, after full payment of the exercise price and personal withholding taxes (if applicable) is made to Conexant (such payment must be received within five business days after the exercise) and upon receipt by Conexant of any documents required pursuant to Section 3(b); and

                  (ii) if a holder of Options elects to pay the exercise price of the Option Shares in Shares or in a combination of Shares and cash, after full payment of the exercise price (as defined in Section 3(f)) and personal withholding taxes (if


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         applicable) is made to Conexant (such payment must be received within five business days after the exercise) and upon receipt by Conexant of any documents required pursuant to Section 3(b).

                  (iii) A holder of Options (or a person entitled to exercise the Options) who chooses to use already-owned Shares to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Options must deliver to Conexant one or more certificates (and executed stock powers), or authorize the book-entry transfer to Conexant of shares, representing:

                     - at least the number of Shares whose value, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the holder of Options has exercised his or her Options, equals the exercise price for those Option Shares; or

                     - any lesser number of Shares a holder of Options desires to use to pay the exercise price for those Option Shares and a cheque in the amount of such exercise price less the value of the Shares delivered, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the Options have been exercised.

                  (iv) Notwithstanding any other provision of this Stock Option Agreement, the Secretary of Conexant may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of Shares pursuant to this subparagraph (c) to prevent unreasonable pyramiding of such exercises.

                  (d) If a holder of Options chooses to pay the exercise price for the Option Shares to be purchased on exercise of any of the Options entirely by cash, payment must be made by delivering to Conexant a cheque for, or by wire transfer of the full amount of the exercise price for those Option Shares.

                  In accordance with Section 3(f), full payment of the exercise price for the Option Shares purchased must be made within five business days after the exercise is received by Conexant.

                  (e) Subject to Section 5, a holder of Options may be entitled to exercise the Options through a cashless exercise (as defined in Section 5).

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                  (f) A stock certificate representing the number of Option
Shares purchased will be issued as soon as practicable (i) after Conexant has received full payment therefor or (ii) at Conexant's election in its sole discretion, after Conexant has received (x) full payment of the exercise price of those Option Shares and (y) any reimbursement in respect of personal withholding taxes due pursuant to Section 7. Any certificates for Conexant Shares issued upon exercise of the Options shall bear a legend stating, among other things, that the Option Shares issued upon exercise of the Options have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and have not been registered or qualified under blue sky or other securities laws of any state of the United States.

4.       Exercise Procedure After Registration.

                  (a) Following notification by Conexant that the Registration Statement has been declared effective by the SEC, any holder of Options (or any other person entitled to exercise the Options) who wishes to exercise all or any part of Options must contact the administrator, ChaseMellon, by using the IVR system or the website set up under the Conexant stock program as follows:

                  (i) contact ChaseMellon using a touch-tone phone and follow the instructions provided (or contact ChaseMellon using a rotary phone and speak to a Customer Service Representative);

                  (ii) confirm the Option transaction through the IVR system by receiving a confirmation number;

                  (iii) at any time the holder of Options may speak to a Customer Service Representative for assistance;

                  (iv) full payment of the exercise price for the Option Shares to be purchased on exercise of the Options may be made: (i) in cash;
         (ii) in Shares; (iii) in a combination of cash and Shares; or (iv) subject to Section 5, by cashless exercise.

                  (v) in the case of an exercise of the Options by any person other than the original holder seeking to exercise the Options, such documents as ChaseMellon or the Secretary of Conexant may require additional documents to establish to its satisfaction that the person seeking to exercise the Options is entitled to do so.


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                  (b) An exercise of the whole or any part of the Options shall be effective:

                  (i) if a holder of Options elects to pay the exercise price for the Option Shares entirely in cash, (i) upon confirmation of the transaction by using the IVR system and full payment of the exercise price and personal withholding taxes (if applicable) are received by ChaseMellon within five business days after the confirmation; and (ii) receipt by Conexant of any documents required pursuant to Section 4(a)(v); and

                  (ii) if a holder of Options elects to pay the exercise price of the Option Shares in Shares or in a combination of Shares and cash:
         (i) upon confirmation of the transaction by using the IVR system and full payment of the exercise price (as defined in Section 4(d)) and personal withholding taxes (if applicable) are received by ChaseMellon within five business days following the confirmation; and (ii) receipt of any documents required pursuant to Section 4(a)(v).

                  (iii) Once the Registration Statement has been declared effective by the SEC, a holder of Options (or a person entitled to exercise the Options) who chooses to use already-owned Shares to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Options must deliver to ChaseMellon one or more certificates (and executed stock powers), or authorize the book-entry transfer to Conexant of shares, representing:

                    - at least the number of Shares whose value, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the holder of Options has exercised his or her Options through the IVR system, equals the exercise price for those Option Shares; or

                    - any lesser number of Shares a holder of Options desires to use to pay the exercise price for those Option Shares and a cheque in the amount of such exercise price less the value of the Shares delivered, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the Options have been exercised through the IVR system.

                  (iv) Notwithstanding any other provision of this Stock Option Agreement, the Secretary of Conexant may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made,


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         in whole or in part, by delivery of Shares pursuant to this subparagraph (b) to prevent unreasonable pyramiding of such exercises.

                  (c) If a holder of Options, or other person entitled to exercise the Options, chooses to pay the exercise price for the Option Shares to be purchased on exercise of any of the Options entirely in cash, payment must be made by delivering to ChaseMellon a cheque for the full amount of the exercise price for those Option Shares, or by wire transfer.

                  In accordance with Section 4(d), full payment of the exercise price for the Option Shares purchased must be made within five business days after the exercise has been conducted and confirmed through the IVR system.

                  (d) An exercise conducted and confirmed through the IVR system, whether or not full payment of the exercise price for the Option Shares is received by ChaseMellon, shall constitute a binding contractual obligation by the holder of Options (or any other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as the holder of Options, or such other person, continues to be entitled to exercise the Options on that date). By the holder's acceptance of this Stock Option Agreement, the holder of Options agrees to deliver or cause to be delivered to ChaseMellon any balance of the exercise price for the Option Shares to be purchased upon the exercise pursuant to the transaction conducted through the IVR system required to pay in full the exercise price for those Option Shares, that payment being (i) in cash, (ii) in Shares, (iii) in a combination of cash and Shares or (iv) subject to Section 5, by a cashless exercise, on or before the later of the fifth business day after the date on which the holder of Options (or any other person entitled to exercise the Options) confirms the transaction through the IVR system. If such payment is not made, the holder of Options (and any other person entitled to exercise the Options) authorizes Conexant, in its discretion, to set off against salary payments or other amounts due or which may become due the holder of Options (or any other person entitled to exercise the Options) from Conexant (other than amounts payable under the Stock Purchase Agreement) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

                  (e) Subject to Section 5, a holder of Options may be entitled to exercise the Options through a cashless exercise (as defined in Section 5).

                  (f) A book entry statement or stock certificate representing the number of Option Shares purchased will be issued as soon as practicable (i) after ChaseMellon has received full payment therefor or (ii) at Conexant's or ChaseMellon's election in its


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sole discretion, after Conexant or ChaseMellon has received (x) full payment of the exercise price of those Option Shares and (y) any reimbursement in respect of personal withholding taxes due pursuant to Section 7.

5.       Cashless Exercise.

                  (a)(i) Until the resolutions authorizing the repurchase by Conexant of Option Shares described in Section 5(a)(ii) is passed by the Board no holder of Options shall be permitted to make a cashless exercise.

                  (ii) From and after the effective date of the resolutions of the Board of Directors referred to in the immediately following sentence, a holder of Options (or any other person entitled to exercise the Options) may simultaneously exercise such Options and sell to Conexant the number of Option Shares thereby acquired necessary to make payment of the exercise price of the Options and any applicable personal withholding taxes (a "cashless exercise"). Within 30 days after the Closing Date (as defined in the Stock Purchase Agreement), the Conexant Board of Directors will pass a resolution authorizing the purchase by Conexant of that number of Option Shares issued upon exercise of Options, at a price per share equal to the closing price of Common Stock on the NASDAQ reporting system on the day the Option is exercised, as is necessary so that the proceeds of such purchases would be sufficient to pay the exercise price of the Option and any applicable personal withholding taxes. From the date on which the Board adopts such resolution authorizing the repurchase by Conexant of Option Shares until the date on which the Registration Statement has been declared effective by the SEC, a holder of Options shall be permitted to make a cashless exercise solely by notifying the Conexant Office of Stock Administration.

                  (iii) Once Conexant has received notice that the Registration Statement has been declared effective by the SEC, a holder of Options shall be permitted to make a cashless exercise through ChaseMellon, using the IVR system or the Conexant stock program website.

6.       Transferability.

                  (a) The Options and the Option Shares to be issued upon exercise of the Options have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and have not been registered or qualified under blue sky or other securities laws of any state of the United States.


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                  (b) The Options and the Option Shares to be issued upon
exercise of the Options may not be offered, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of or transferred unless registered under the Securities Act and any other applicable law of any jurisdiction, or disposed of pursuant to an exemption from registration. Any certificates for Conexant Shares issued upon exercise of the Options shall bear a legend to the foregoing effect. Hedging transactions involving the Conexant Options may not be conducted unless in compliance with the Securities Act.

                  (c) Pursuant to the Stock Purchase Agreement, Conexant has agreed to file one or more registration statements under the Securities Act covering the Option Shares that are issued upon exercise of the Options granted under the Plan. The Options and the Option Shares have not been registered under the Securities Act or any applicable U.S. state securities laws and may not be offered or transferred, sold, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of prior to the date which is two years after the date of original issue of such Option Shares except (i) to Conexant or any subsidiary of Conexant or (ii) pursuant to a registration statement which has been declared effective under the Securities Act or (iii) pursuant to offers and sales to non-U.S. persons that occur outside the United States in an offshore transaction within the meaning of Rule 902 of Regulation S under the Securities Act or (iv) pursuant to Rule 144 under the Securities Act or (v) pursuant to any other available exemption from the registration requirements of the Securities Act, if in the opinion of counsel reasonably acceptable to Conexant such exemption is applicable. No Option Shares and/or Options may be transferred in violation of the provisions of any applicable U.S. federal or state, United Kingdom or other jurisdiction's securities laws.

7.       Withholding.

                  Conexant or ChaseMellon shall have the right, in connection with the exercise of the Options in whole or in part, to deduct from any payment to be made by Conexant or ChaseMellon under the Plan an amount equal to the personal taxes required to be withheld by law with respect to such exercise (including by retaining the notional proceeds received by Conexant on a cashless exercise of Options by a sale to Conexant or the cash proceeds received by ChaseMellon from a cashless exercise of Options and remitting the cash or cash equivalent to Microcosm in order for Microcosm to withhold the applicable personal taxes in connection with such cashless exercise) or to require the holder of the Options (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By his or her acceptance of this Stock Option Agreement, the holder of the Options agrees (for himself or herself and on behalf of any other person who becomes entitled to exercise the


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Options) that if Conexant or ChaseMellon elects to require the holder of the
Options (or such other person) to remit an amount sufficient to pay such personal withholding taxes, the holder of the Options (or such other person) must remit that amount within five business days after the confirmation of the Option exercise (Sections 3(f) and 4(d)). If such payment is not made, Conexant, in its discretion, shall have the same right of set-off with respect to payment of the personal withholding taxes in connection with the exercise of the Option as provided under Section 3(f) with respect to payment of the exercise price.

8.       Rights as Shareowner.

                  A holder of Options will not have any rights as a shareowner with respect to any Option Shares unless and until he or she becomes the holder of such Option Shares on the books and records of Conexant in accordance with
Section 3(f) or 4(d).

9.       Representations and Warranties.

                  Until the Registration Statement has been declared effective by the SEC, in connection with the delivery of any Option Shares upon exercise of an Option, Conexant will have the right to require as a condition of such delivery that the holder of the Option represent and warrant the following:

                  (a) he or she is an accredited investor as such term is defined in Rule 501(a) under the Securities Act and is acquiring the Option Shares issuable upon exercise of the Options for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of any of such shares in violation of the Securities Act; or

                  (b) he or she is not a U.S. person within the meaning of Rule 902(k) of Regulation S under the Securities Act, which term includes: (i) a natural person resident in the United States; (ii) a partnership or corporation organized or incorporated under the laws of the United States; (iii) an estate of which any executor or administrator is a U.S. person; (iv) a trust of which any trustee is a U.S. person; (v) an agency or branch of a foreign entity located in the United States; (vi) a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (viii) a partnership or corporation (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the


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Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts; or

                  (c) any other matters as Conexant may reasonably request of such Option holder in order to establish to the reasonable satisfaction of Conexant that another exemption from the registration requirements of the Securities Act is applicable.

10.      Headings.

                  The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

11.      References.

                  All references in these Stock Option Terms and Conditions to Sections, paragraphs, subparagraphs or clauses shall be deemed to be references to Sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

12.      Entire Agreement.

                  This Stock Option Agreement, the Plan and the other Transaction Documents (as defined in the Stock Purchase Agreement) embody the entire agreement and understanding between Conexant and the holder of Options with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in Transaction Documents.

13.      Applicable Laws and Regulations.

                  This Stock Option Agreement and Conexant's obligation to issue Option Shares hereunder are governed by the laws of Delaware and the Federal law of the United States.


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January 6, 2000


--Name--
--Address_1--
--Address_2--

Dear Optionee:

We are pleased to notify you that as of the Closing Date, as defined in the Stock Purchase Agreement among Conexant and the Shareholders and Option Holders of Microcosm Communications Limited, you have been granted the following stock option(s) under the Microcosm Communications Limited Stock Option Plan (the
Plan):

     Type of Grant       Number of Shares      Option Price
     -------------       ----------------      ------------
        --NQ--              --Shares--           --Price--

These stock option(s) have been granted, and may be exercised only upon the terms and conditions of this Stock Option Agreement, subject in all respects to the provisions of the Plan, as it may be amended. The attached Stock Option Terms and Conditions are incorporated in and are part of this Stock Option Agreement.

This stock option grant is also subject to the condition that you acknowledge this stock option grant by signing and returning the duplicate copy of this letter to:

                    Conexant Systems, Inc.
                    Office of the Secretary
                    4311 Jamboree Road
                    Newport Beach, California 92660-3095

     In executing this Stock Option Agreement, you acknowledge that you understand that, in order to perform its requirements under this Plan. Conexant may process personal data and/or sensitive personal data about you. Such data include but are not limited to the information provided above and any changes thereto, other appropriate personal and financial data about you and your purchases under the Plan from time to time. You


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hereby give your explicit consent to Conexant to process any such personal data and/or sensitive personal data. You also hereby give your explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which you work or are employed. The legal persons for whom your personal data are intended are Conexant Systems, Inc., Microcosm Communications Limited and ChaseMellon Shareholder Services, L.L.C. You acknowledge that you have been informed of your right of access and correction to your personal data by applying to Mark Richardson, Microcosm Communications Limited.

A copy of the Plan is also enclosed. Please carefully read the enclosed documents and retain them for future reference.

                              CONEXANT SYSTEMS, INC.


                              By:
                                 -----------------------------------
                                     Dennis E. O'Reilly
                                     Senior Vice President,
                                     General Counsel and Secretary


Acknowledged and Agreed:



------------------------------------
Name:  --Name--






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